FOR MORE INFORMATION, PLEASE CONTACT
The Piacente Group, Inc.
Brandi Floberg or Devin Rhoades
212-481-2050 or sed@tpg-ir.com (Twitter: TPGir)

SED International Plans Move of Corporate Headquarters and Distribution Center Expansion

TUCKER, GA – March 18, 2011 – SED International Holdings, Inc. (AMEX: SED), a multinational supply chain management provider and distributor of leading computer technology, consumer electronics, small appliances and cellular products, today announced that the Company has entered into a 11 year lease agreement with Highwoods Properties for a new corporate office and expanded distribution center in Lawrenceville, GA. SED expects to occupy the new space by September 30, 2011.

The lease agreement covers approximately 72,000 square feet, representing a 25,000 square foot expansion of the SED’s distribution center at a lower total cost than SED’s current facilities.  The new location will allow SED to employ enhanced distribution equipment and provides immediate access to the interstate, increasing efficiency in delivery to and from SED’s distribution center.

“We are excited to have secured this new location as SED’s continued growth requires the expansion of our corporate office and distribution center,” said Jonathan Elster, SED’s President and Chief Executive Officer. “We recognized the need for a larger facility to house our growing business and secured a favorable lease agreement that provides SED with the necessary resources to improve the overall efficiency of our operation. The new facility offers upgraded office space for our corporate employees and expanded capacity for our distribution facility. SED is focused on sustainable growth for the long term and the new facility will assist us in executing on our strategic sales growth initiatives and important corporate objectives.”

ABOUT SED INTERNATIONAL HOLDINGS, INC.

Founded in 1980, SED International Holdings, Inc. is a multinational, preferred distributor of leading computer technology, consumer electronics, small appliances and cellular products.  The Company also offers custom-tailored supply chain management services ideally suited to meet the priorities and distribution requirements of the e-commerce, Business-to-Business and Business-to-Consumer markets.  Headquartered near Atlanta, Georgia with business operations in California; Florida; Georgia; Texas; Bogota, Colombia and Buenos Aires, Argentina, SED serves a customer base of over 10,000 channel partners and retailers in the U.S. and Latin America.  To learn more, please visit www.SEDonline.com; or follow us on Twitter @SEDIntl.

Statements made in this Press Release that are not historical or current facts are "forward-looking statements.”  These statements often can be identified by the use of terms such as "may," "will," "expect," "believes," "anticipate," "estimate," "approximate" or "continue," or the negative thereof.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  Any forward-looking statements represent management's best judgment as to what may occur in the future.  However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected.  These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in foreign countries and failure to capitalize upon access to new markets.  The Company disclaims any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statement or to reflect the occurrence of anticipated or unanticipated events. These factors and others are discussed in the "Management's Discussion and Analysis" section of the Company's Reports on Forms 10-K and 10Q available at www.sec.gov.

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